Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com
PNC REPORTS FULL YEAR 2021 NET INCOME OF $5.7 BILLION,
$12.70 DILUTED EPS OR $14.18 AS ADJUSTED
Fourth quarter net income was $1.3 billion, $2.86 diluted EPS or $3.68 as adjusted
Generated full year record revenue; closed, converted and integrated BBVA USA
PITTSBURGH, Jan. 18, 2022 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter		For the year
In millions, except per share data and as noted	4Q21	3Q21	2021	2020	Fourth Quarter Highlights

▪Diluted EPS as adjusted was $3.68, excluding $438 million of pre-tax integration costs related to BBVA USA
▪Approximately 95% of integration costs incurred to date
▪Revenue decreased 1% linked quarter, reflecting lower noninterest income which included the negative impact of $47 million of integration costs
▪Expenses increased 6% linked quarter, including integration expenses of $391 million and higher personnel costs
▪Provision recapture of $327 million
▪Average loans decreased 1% linked quarter as commercial loan growth was more than offset by $4.7 billion of PPP loan forgiveness
▪Average deposits declined modestly linked quarter due to legacy BBVA USA commercial deposit outflows reflecting the impact of strategic repricing decisions
▪Net loan charge-offs of $124 million or 0.17% of annualized average loans

Financial Results
Revenue	$5,127	$5,197	$19,211	$16,901
Noninterest expense	3,791	3,587	13,002	10,297
Pretax, pre-provision earnings (non-GAAP)	1,336	1,610	6,209	6,604
Integration costs	438	243	798	7
Pretax, pre-provision earnings excluding integration costs (non-GAAP)	1,774	1,853	7,007	6,611
Provision for (recapture of) credit losses	(327)	(203)	(779)	3,175
Net income from continuing operations	1,306	1,490	5,725	3,003

Per Common Share
Diluted earnings from continuing operations - as reported	$2.86	$3.30	$12.70	$6.36
Impact from integration costs (non-GAAP)	0.82	0.45	1.48	0.01
Diluted earnings from continuing operations - as adjusted (non-GAAP)	3.68	3.75	14.18	6.37
Book value	120.61	121.16	120.61	119.11
Tangible book value (non-GAAP)	94.11	94.82	94.11	97.43

Balance Sheet & Credit Quality
Average loans (in billions)	$288.9	$291.3	$268.7	$252.6
Average deposits (in billions)	452.8	454.4	418.9	333.8
Net loan charge-offs	124	81	657	832
Allowance for credit losses to total loans	1.92%	2.07%	1.92%	2.46%

Selected Ratios
Return on average common equity	9.61%	10.95%	10.78%	15.21%
Return on average assets	0.92	1.06	1.09	1.68
Net interest margin (non-GAAP)	2.27	2.27	2.29	2.53
Noninterest income to total revenue	44	45	45	41
Efficiency	74	69	68	61
Efficiency excluding integration costs (non-GAAP)	66	64	64	61
Common Equity Tier 1 capital ratio	10.2	10.3	10.2	12.2

Diluted earnings as adjusted is a non-GAAP measure calculated by excluding post-tax integration costs for BBVA USA. See this and other non-GAAP financial measures in the consolidated financial highlights accompanying this release.
In May 2020, PNC divested its entire 22.4% equity investment in BlackRock Inc. The after-tax gain on sale of $4.3 billion and BlackRock's historical results are reported as 2020 discontinued operations.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

  "2021 was a pivotal year for PNC. We delivered solid financial results, closed and converted BBVA USA in less than a year, launched our overdraft solution Low Cash ModeSM and announced an $88 billion plan to expand economic opportunities for minorities and low- and moderate-income individuals and communities. While the acquisition of BBVA USA significantly increased our loan and deposit balances, we also organically grew revenue, and maintained solid credit quality metrics and a strong capital position. We continue to execute on our strategic priorities through our Main Street model, by building and deepening relationships in new and existing markets."

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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 2
BBVA USA
▪PNC acquired BBVA USA on June 1, 2021, adding approximately 2.6 million customers, 9,000 employees and over 600 branches across seven states. Full year 2021 financial results include the addition of BBVA USA operations since June 1, 2021.
▪Since the announcement of the acquisition, PNC has incurred $925 million of merger and integration costs, including $120 million in write-offs of capitalized items, or approximately 95% of the $980 million expected.
Income Statement Highlights
Fourth quarter 2021 compared with third quarter 2021
▪Net income of $1.3 billion decreased $184 million, or 12%.
–Integration costs of $438 million pre-tax increased $195 million.
▪Total revenue of $5.1 billion decreased $70 million, or 1%.
▪Net interest income of $2.9 billion increased $6 million primarily driven by higher securities balances.
–Net interest margin of 2.27% was stable.
▪Noninterest income of $2.3 billion decreased $76 million, or 3%, and included the negative impact of $47 million of integration costs.
–Fee income of $1.8 billion decreased $67 million, or 4%, as continued high levels of corporate service business activity was more than offset by a decline in residential mortgage revenue, lower service charges on deposits, and integration costs of $28 million reflecting fee waivers for BBVA USA customers related to conversion.
–Other noninterest income of $440 million decreased $9 million, or 2%, and included integration costs of $19 million related to BBVA USA lease exits.
▪Noninterest expense of $3.8 billion increased $204 million, or 6%, including integration expenses of $391 million and higher personnel costs which reflected an increase to PNC's minimum wage.
▪The fourth quarter of 2021 included a provision recapture of $327 million, reflecting continued improvements in the economic environment. The third quarter included a provision recapture of $203 million.
▪The effective tax rate was 21.5% for the fourth quarter, 17.8% for the third quarter and 18.1% for full year 2021.
Balance Sheet Highlights
Fourth quarter 2021 compared with third quarter 2021 or December 31, 2021 compared with September 30, 2021
▪Average loans of $288.9 billion decreased $2.4 billion, or 1%, driven by Paycheck Protection Program (PPP) loan forgiveness of $4.7 billion.
–Excluding the impact of PPP loan forgiveness, average commercial loans increased $2.2 billion driven by growth in PNC corporate banking and business credit businesses.
–Average consumer loans of $95.1 billion increased modestly driven by growth in residential mortgage loans, largely offset by declines in home equity and auto loans.
▪Credit quality performance:
–Delinquencies of $2.0 billion increased $516 million, or 35%, primarily due to BBVA USA conversion-related administrative and operational delays which should largely be resolved within the first half of 2022.
–Total nonperforming loans of $2.5 billion were stable.
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 3
–Net loan charge-offs of $124 million increased $43 million driven by higher consumer loan net charge-offs, reflecting BBVA USA conversion-related impacts and seasonality.
–The allowance for credit losses to total loans was 1.92% at December 31, 2021 compared with 2.07% at September 30, 2021.
▪Average deposits of $452.8 billion decreased $1.6 billion, as growth in commercial and consumer deposits was more than offset by legacy BBVA USA commercial deposit outflows reflecting the impact of strategic repricing decisions in the third quarter.
▪Deposits of $457.3 billion increased $8.4 billion as a result of growth in consumer deposits.
▪Average investment securities of $127.8 billion increased $7.3 billion, or 6%.
▪Average Federal Reserve Bank balances of $75.1 billion decreased $5.0 billion, primarily reflecting increased securities purchases.
▪PNC maintained strong capital and liquidity positions.
–On January 5, 2022, the PNC board of directors declared a quarterly cash dividend on common stock of $1.25 per share payable on February 5, 2022.
–The Basel III common equity Tier 1 capital ratio was an estimated 10.2% at December 31, 2021 and 10.3% at September 30, 2021.
–The Liquidity Coverage Ratio at December 31, 2021 for PNC exceeded the regulatory minimum requirement.

Earnings Summary
In millions, except per share data	4Q21	3Q21	4Q20
Net income	$1,306	$1,490	$1,456
Net income attributable to diluted common shares - as reported	$1,214	$1,408	$1,387
Net income attributable to diluted common shares - as adjusted (non-GAAP)	$1,560	$1,600	$1,393
Diluted earnings per common share - as reported	$2.86	$3.30	$3.26
Diluted earnings per common share - as adjusted (non-GAAP)	$3.68	$3.75	$3.27
Average diluted common shares outstanding	424	426	426
Cash dividends declared per common share	$1.25	$1.25	$1.15
See non-GAAP financial measures included in the consolidated financial highlights accompanying this news release

    Fourth quarter 2021 net income of $1.3 billion, or $2.86 per diluted common share, included integration costs of $438 million pretax resulting from the acquisition of BBVA USA. Excluding the impact of integration costs, adjusted diluted earnings per common share was $3.68.
The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 4

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				4Q21 vs	4Q21 vs
In millions	4Q21	3Q21	4Q20	3Q21	4Q20
Net interest income	$2,862	$2,856	$2,424	—	18%
Noninterest income	2,265	2,341	1,784	(3)%	27%
Total revenue	$5,127	$5,197	$4,208	(1)%	22%

Total revenue for the fourth quarter of 2021 decreased $70 million compared with the third quarter of 2021 due to lower noninterest income. Compared with the fourth quarter of 2020 total revenue increased $919 million primarily due to the acquisition of BBVA USA and growth in noninterest income.
Net interest income of $2.9 billion for the fourth quarter of 2021 increased $6 million compared to the third quarter of 2021 primarily driven by higher securities balances. In comparison with the fourth quarter of 2020, net interest income increased $438 million as a result of higher interest earning assets, partially offset by lower securities yields.
The net interest margin was 2.27% for both the fourth and third quarter of 2021 and 2.32% in the fourth quarter of 2020. Compared to the fourth quarter of 2020, the decrease was driven by lower securities yields.

Noninterest Income				Change	Change
				4Q21 vs	4Q21 vs
In millions	4Q21	3Q21	4Q20	3Q21	4Q20
Asset management	$251	$248	$221	1%	14%
Consumer services	508	496	387	2%	31%
Corporate services	839	842	650	—	29%
Residential mortgage	101	147	99	(31)%	2%
Service charges on deposits	126	159	134	(21)%	(6)%
Other	440	449	293	(2)%	50%
	$2,265	$2,341	$1,784	(3)%	27%

Noninterest income for the fourth quarter of 2021 decreased $76 million compared with the third quarter of 2021. Asset management revenue grew $3 million primarily as a result of higher average equity markets. Consumer services increased $12 million due to higher brokerage fees and increased credit card activity. Corporate services decreased $3 million and included continued strong merger and acquisition advisory fees and $17 million of integration costs related to treasury management fee waivers for BBVA USA customers during conversion. Residential mortgage revenue decreased $46 million due to lower results from residential mortgage servicing rights valuation, net of economic hedge, and lower loan sales revenue. Service charges on deposits decreased $33 million primarily due to the impact of converting BBVA USA customers to PNC products and overdraft pricing structure as well as conversion-related fee waivers of $11 million. Other noninterest income decreased $9 million, reflecting lower private equity revenue and integration costs of $19 million related to BBVA USA lease exits. In addition, the fourth quarter included a positive Visa Class B derivative fair value
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 5
adjustment of $1 million compared to a negative Visa Class B derivative fair value adjustment of $169 million in the third quarter.
Noninterest income for the fourth quarter of 2021 increased $481 million compared with the fourth quarter of 2020. Asset management revenue grew $30 million as a result of higher average equity markets and the benefit of BBVA USA. Consumer services increased $121 million driven by the addition of BBVA USA customers, growth in transaction volumes and higher brokerage fees. Corporate services increased $189 million driven by higher merger and acquisition advisory fees, increased treasury management product revenue and the benefit of BBVA USA. Service charges on deposits decreased $8 million as the addition of BBVA USA was more than offset by the impact of Low Cash ModeSM and conversion-related fee waivers. Other noninterest income increased $147 million and included higher private equity revenue.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				4Q21 vs	4Q21 vs
In millions	4Q21	3Q21	4Q20	3Q21	4Q20
Personnel	$2,038	$1,986	$1,521	3%	34%
Occupancy	260	248	215	5%	21%
Equipment	437	355	296	23%	48%
Marketing	97	103	64	(6)%	52%
Other	959	895	612	7%	57%
	$3,791	$3,587	$2,708	6%	40%

Noninterest expense for the fourth quarter of 2021 increased $204 million compared with the third quarter of 2021. Integration expenses were $391 million in the fourth quarter of 2021 and $235 million in the third quarter of 2021. Excluding the impact of integration expenses, noninterest expense was $3,400 million and $3,352 million, respectively, for the fourth and third quarter of 2021, increasing primarily due to personnel costs, reflecting higher employee benefits expense and an increase to PNC's minimum wage. In addition, personnel costs related to incentive compensation remained elevated during the fourth quarter of 2021 due to continued high levels of business activity.
Noninterest expense increased $1,083 million in comparison with the fourth quarter of 2020 primarily driven by operating and integration expenses related to the BBVA USA acquisition, and increased business activity.
The effective tax rate was 21.5% for the fourth quarter of 2021, 17.8% for the third quarter of 2021 and 17.0% for the fourth quarter of 2020. The full year 2021 effective tax rate was 18.1%.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $560.3 billion in the fourth quarter of 2021 compared with $559.2 billion in the third quarter of 2021 and $465.0 billion in the fourth quarter of 2020. Compared to the fourth quarter of 2020, the increase was primarily driven by the BBVA USA acquisition.
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 6

Loans				Change	Change
	December 31, 2021	September 30, 2021	December 31, 2020	12/31/21 vs	12/31/21 vs
In billions				09/30/21	12/31/20
Average
Commercial	$193.8	$196.3	$170.3	(1)%	14%
Consumer	95.1	95.0	75.5	—	26%
Average loans	$288.9	$291.3	$245.8	(1)%	18%

Quarter end
Commercial	$193.1	$195.2	$167.2	(1)%	15%
Consumer	95.3	95.0	74.7	—	28%
Total loans	$288.4	$290.2	$241.9	(1)%	19%

Average loans for the fourth quarter of 2021 were $288.9 billion, decreasing $2.4 billion compared to the third quarter of 2021. Average commercial loans decreased $2.5 billion driven by PPP loan forgiveness of $4.7 billion, partially offset by growth in PNC corporate banking and business credit businesses. Average consumer loans of $95.1 billion increased modestly driven by growth in residential mortgage loans largely offset by declines in home equity and auto loans.
Average loans for the fourth quarter of 2021 increased $43.1 billion compared to the fourth quarter of 2020, reflecting the acquisition of BBVA USA.
Fourth quarter 2021 average and period-end PPP loans outstanding were $4.6 billion and $3.4 billion, respectively.

Investment Securities				Change	Change
	December 31, 2021	September 30, 2021	December 31, 2020	12/31/21 vs	12/31/21 vs
In billions				09/30/21	12/31/20
Average	$127.8	$120.6	$85.7	6%	49%
Quarter end	$133.0	$125.6	$88.8	6%	50%

Average investment securities for the fourth quarter of 2021 were $127.8 billion, increasing $7.2 billion and $42.1 billion from the third quarter of 2021 and fourth quarter of 2020, respectively, reflecting increased purchase activity, primarily of U.S. Treasury and government agency securities. Compared to the fourth quarter of 2020, the increase was also attributable to BBVA USA.
Net unrealized gains on available for sale securities were $0.7 billion at December 31, 2021, $1.7 billion at September 30, 2021 and $3.2 billion at December 31, 2020.
Average Federal Reserve Bank balances for the fourth quarter of 2021 were $75.1 billion, decreasing $5.0 billion from the third quarter of 2021, primarily reflecting increased securities purchases. Compared to the fourth quarter of 2020, average Federal Reserve Bank balances decreased $1.0 billion.
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 7

Deposits				Change	Change
	December 31, 2021	September 30, 2021	December 31, 2020	12/31/21 vs	12/31/21 vs
In billions				09/30/21	12/31/20
Average
Noninterest-bearing	$156.6	$155.9	$109.9	—	42%
Interest-bearing	296.2	298.5	249.5	(1)%	19%
Average deposits	$452.8	$454.4	$359.4	—	26%

Quarter end
Noninterest-bearing	$155.2	$156.3	$112.6	(1)%	38%
Interest-bearing	302.1	292.6	252.7	3%	20%
Total deposits	$457.3	$448.9	$365.3	2%	25%

Average deposits for the fourth quarter of 2021 were $452.8 billion, decreasing $1.6 billion compared with the third quarter of 2021, as growth in commercial and consumer deposits was more than offset by legacy BBVA USA commercial deposit outflows reflecting the impact of strategic repricing decisions in the third quarter. Compared with the fourth quarter of 2020, average deposits increased $93.4 billion primarily reflecting the acquisition of BBVA USA.
Deposits at December 31, 2021 of $457.3 billion, increased $8.4 billion from September 30, 2021 as a result of growth in consumer deposits.

Borrowed Funds				Change	Change
	December 31, 2021	September 30, 2021	December 31, 2020	12/31/21 vs	12/31/21 vs
In billions				09/30/21	12/31/20
Average	$34.4	$34.4	$38.2	—	(10)%
Quarter end	$30.8	$33.5	$37.2	(8)%	(17)%

Average borrowed funds of $34.4 billion in the fourth quarter of 2021 were stable compared with the third quarter of 2021. Compared with the fourth quarter of 2020, average borrowed funds decreased $3.8 billion reflecting the use of excess liquidity.
Borrowed funds at December 31, 2021 of $30.8 billion, decreased $2.7 billion primarily due to lower bank notes and senior debt.

Capital	December 31, 2021		September 30, 2021	December 31, 2020
		*
Common shareholders' equity In billions	$50.7		$51.3	$50.5
Basel III common equity Tier 1 capital ratio	10.2%		10.3%	12.2%
Basel III common equity Tier 1 fully implemented capital ratio	10.0%		10.0%	11.8%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at December 31, 2021 decreased $0.6 billion from September 30, 2021 as fourth quarter net income was more than offset by a decrease in accumulated other comprehensive income, reflecting the impact of higher rates on net unrealized securities gains, as well as share repurchases and dividends paid in the fourth quarter.
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 8
In the fourth quarter of 2021, PNC returned $1.1 billion of capital to shareholders through $0.6 billion of common share repurchases, representing 2.9 million shares, and $0.5 billion of dividends on common shares. Repurchases were made under the share repurchase programs of up to $2.9 billion for the four-quarter period beginning in the third quarter of 2021.
On January 5, 2022, the PNC board of directors declared a quarterly cash dividend on common stock of $1.25 per share payable on February 5, 2022.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay for two years the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.

CREDIT QUALITY REVIEW

Credit Quality				Change 4Q21 vs 3Q21	Change 4Q21 vs 4Q20
In millions	December 31, 2021	September 30, 2021	December 31, 2020
Provision for (recapture of) credit losses	$(327)	$(203)	$(254)	$(124)	$(73)
Net loan charge-offs	$124	$81	$229	53%	(46)%
Allowance for credit losses	$5,530	$6,001	$5,945	(8)%	(7)%
Total delinquencies	$1,985	$1,469	$1,363	35%	46%
Nonperforming loans	$2,480	$2,528	$2,286	(2)%	8%

Net charge-offs to average loans (annualized)	0.17%	0.11%	0.37%
Allowance for credit losses to total loans	1.92%	2.07%	2.46%
Nonperforming loans to total loans	0.86%	0.87%	0.94%
Total delinquencies represent accruing loans more than 30 days past due
Total delinquencies as of September 30, 2021 have been revised to align the delinquency methodology of residential real estate loans attributable to BBVA USA to PNC's methodology, which resulted in a increase of $73 million at September 30, 2021

The fourth quarter of 2021 included a provision recapture of $327 million, reflecting continued improvements in the economic environment. The third quarter included a provision recapture of $203 million.
Net loan charge-offs were $124 million in the fourth quarter of 2021, increasing $43 million from the third quarter of 2021 driven by higher consumer loan net charge-offs, reflecting BBVA USA conversion-related impacts and seasonality. Compared to the fourth quarter of 2020, net loan charge-offs decreased $105 million driven by lower commercial and industrial net loan charge-offs.
The allowance for credit losses was $5.5 billion at December 31, 2021, $6.0 billion September 30, 2021 and $5.9 billion at December 31, 2020. The allowance for credit losses as a percentage of total loans was 1.92% at December 31, 2021, 2.07% at September 30, 2021 and 2.46% at December 31, 2020.
Nonperforming loans were $2.5 billion at both December 31, 2021 and September 30, 2021. Nonperforming loans increased $194 million compared to December 31, 2020, primarily due to
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 9
nonperforming loans from the BBVA USA acquisition, partially offset by lower consumer nonperforming loans.
Delinquencies at December 31, 2021 of $2.0 billion increased $516 million compared to September 30, 2021, reflecting higher commercial loan delinquencies of $244 million and consumer loan delinquencies of $272 million. The increase in total delinquencies was primarily driven by BBVA USA conversion-related administrative and operational delays which should largely be resolved within the first half of 2022. Compared to the fourth quarter of 2020, total delinquencies increased $622 million also primarily related to conversion-related administrative and operational delays. Under the CARES Act credit reporting rules and guidance from regulatory agencies, certain loans modified due to pandemic-related hardships were considered current during their modification period and not reported as past due.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	4Q21	3Q21	4Q20
Retail Banking	$362	$447	$336
Corporate & Institutional Banking	1,334	1,123	992
Asset Management Group	106	114	82
Other	(509)	(210)	32
Net income excluding noncontrolling interests	$1,293	$1,474	$1,442

Retail Banking				Change	Change
				4Q21 vs	4Q21 vs
In millions	4Q21	3Q21	4Q20	3Q21	4Q20
Net interest income	$1,634	$1,713	$1,380	$(79)	$254
Noninterest income	$774	$662	$473	$112	$301
Provision for (recapture of) credit losses	$55	$(113)	$(81)	$168	$136
Noninterest expense	$1,874	$1,889	$1,482	$(15)	$392
Earnings	$362	$447	$336	$(85)	$26

In billions
Average Loans	$95.0	$99.1	$79.7	$(4.1)	$15.3
Average Deposits	$262.8	$262.0	$200.8	$0.8	$62.0

Net charge offs In millions	$124	$82	$136	$42	$(12)

Retail Banking Highlights
Fourth quarter 2021 compared with third quarter 2021
▪Earnings decreased 19%, due to a provision for credit losses and lower net interest income, partially offset by higher noninterest income and lower noninterest expense.
–Noninterest income increased 17%, due to a positive fair value adjustment related to the Visa Class B derivative of $1 million compared to a negative adjustment of $169 million in the third quarter. In addition, the fourth quarter included lower residential mortgage revenue and service charges on deposits, partially offset by higher consumer service fees.
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 10
–Provision for credit losses was $55 million for the fourth quarter of 2021 driven in part by increased expected losses in the credit card and auto loan portfolios. The third quarter included a provision recapture of $113 million.
–Noninterest expense decreased 1%, driven by lower marketing activity.
▪Average loans decreased 4% driven by PPP loan forgiveness and a decline in home equity and auto loans.
▪Average deposits increased modestly due to higher demand deposits.
Fourth quarter 2021 compared with fourth quarter 2020
▪Earnings increased 8% and included the benefit of BBVA USA.
–Noninterest income increased 64%, and included a positive fair value adjustment of $1 million related to the Visa Class B derivative compared to a negative Visa Class B derivative fair value adjustment of $173 million in the fourth quarter of 2020. In addition, the fourth quarter of 2021 included the benefit of BBVA USA customers, growth in transaction volumes and higher brokerage fees.
–Noninterest expense increased 26%, primarily driven by operating expenses related to the addition of BBVA USA.
▪Average loans and deposits increased 19% and 31%, respectively, reflecting the impact of the BBVA USA acquisition.

Corporate & Institutional Banking				Change	Change
				4Q21 vs	4Q21 vs
In millions	4Q21	3Q21	4Q20	3Q21	4Q20
Net interest income	$1,228	$1,250	$994	$(22)	$234
Noninterest income	$1,053	$1,056	$919	$(3)	$134
Provision for (recapture of) credit losses	$(369)	$(99)	$(166)	$(270)	$(203)
Noninterest expense	$975	$980	$801	$(5)	$174
Earnings	$1,334	$1,123	$992	$211	$342

In billions
Average Loans	$176.8	$175.8	$154.2	$1.0	$22.6
Average Deposits	$160.4	$163.1	$138.8	$(2.7)	$21.6

Net charge-offs In millions	$(1)	$13	$99	$(14)	$(100)

Corporate & Institutional Banking Highlights
Fourth quarter 2021 compared with third quarter 2021
▪Earnings increased 19%, primarily due to a larger provision recapture.
–Noninterest income and noninterest expense were largely stable, reflecting continued elevated business activity in both periods.
–Provision recapture of $369 million for the fourth quarter of 2021, reflecting continued improvements in the economic environment and portfolio changes.
▪Average loans increased 1%, driven by growth in PNC corporate banking and business credit businesses, partially offset by PPP loan forgiveness and a decline in PNC’s real estate business.
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 11
▪Average deposits decreased 2%, due to BBVA USA legacy deposit outflows reflecting the impact of strategic repricing decisions, partially offset by seasonal growth.
Fourth quarter 2021 compared with fourth quarter 2020
▪Earnings increased 34%, due to the addition of BBVA USA, a larger provision recapture and higher noninterest income.
–Noninterest income increased 15%, driven by the addition of BBVA USA, higher treasury management product revenue and growth in capital markets-related revenue, led by an increase in merger and acquisition advisory fees.
–Noninterest expense increased 22%, reflecting operating expenses from BBVA USA and higher variable costs as a result of increased business activity.
▪Average loans increased 15%, reflecting the addition of BBVA USA and growth in PNC’s business credit and corporate banking businesses, partially offset by PPP loan forgiveness and a decline in PNC’s real estate business.
▪Average deposits increased 16%, driven by the addition of BBVA USA.

Asset Management Group				Change	Change
				4Q21 vs	4Q21 vs
In millions	4Q21	3Q21	4Q20	3Q21	4Q20
Net interest income	$130	$141	$91	$(11)	$39
Noninterest income	$258	$256	$225	$2	$33
Provision for (recapture of) credit losses	$(15)	$(6)	$(2)	$(9)	$(13)
Noninterest expense	$265	$255	$211	$10	$54
Earnings	$106	$114	$82	$(8)	$24

In billions
Discretionary client assets under management	$192	$183	$170	$9	$22
Nondiscretionary client assets under administration	$175	$170	$154	$5	$21
Client assets under administration at quarter end	$367	$353	$324	$14	$43
Brokerage client account assets	$5	$5	—	—	$5

In billions
Average Loans	$12.9	$13.0	$8.2	$(0.1)	$4.7
Average Deposits	$29.3	$29.3	$19.6	—	$9.7

Net charge-offs (recoveries) In millions	$1	$(1)	$1	$2	—

Asset Management Group Highlights
Fourth quarter 2021 compared with third quarter 2021
▪Earnings decreased 7%, primarily due to lower net interest income and higher noninterest expense, partially offset by an increased provision recapture.
–Noninterest income increased 1%, due to the impact of higher average equity markets.
–Noninterest expense increased 4%, due to higher personnel expenses and higher operational loss reserves.
▪Discretionary client assets under management increased 5%, primarily driven by higher spot equity markets.
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 12
Fourth quarter 2021 compared with fourth quarter 2020
▪Earnings increased 29%, primarily due to the benefit of BBVA USA.
–Noninterest income increased 15%, due to the impact of the BBVA USA acquisition and higher average equity markets.
–Noninterest expense increased 26%, due to the impact of the BBVA USA acquisition and higher operational loss reserves.
▪Discretionary client assets under management increased 13%, primarily driven by higher spot equity markets and the addition of BBVA USA.
▪Average loans and deposits increased 57% and 49%, respectively, reflecting the acquisition of
BBVA USA.
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 885-9643 and (773) 790-4245 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter 2021 and full year 2021 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21999390 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31	September 30	December 31	December 31	December 31
	2021	2021	2020	2021	2020
Revenue
Net interest income	$2,862	$2,856	$2,424	$10,647	$9,946
Noninterest income	2,265	2,341	1,784	8,564	6,955
Total revenue	5,127	5,197	4,208	19,211	16,901
Provision for (recapture of) credit losses	(327)	(203)	(254)	(779)	3,175
Noninterest expense	3,791	3,587	2,708	13,002	10,297
Income from continuing operations before income taxes and noncontrolling interests	$1,663	$1,813	$1,754	$6,988	$3,429
Income taxes from continuing operations	357	323	298	1,263	426
Net income from continuing operations	$1,306	$1,490	$1,456	$5,725	$3,003
Income from discontinued operations before taxes					$5,777
Income taxes from discontinued operations					1,222
Net income from discontinued operations					$4,555
Net income	$1,306	$1,490	$1,456	$5,725	$7,558
Less:
Net income attributable to noncontrolling interests	13	16	14	51	41
Preferred stock dividends (a)	71	57	48	233	229
Preferred stock discount accretion and redemptions	2	1	1	5	4
Net income attributable to common shareholders	$1,220	$1,416	$1,393	$5,436	$7,284
Per Common Share
Basic earnings from continuing operations	$2.87	$3.31	$3.26	$12.71	$6.37
Basic earnings from discontinued operations					10.62
Total basic earnings	$2.87	$3.31	$3.26	$12.71	$16.99
Diluted earnings from continuing operations	$2.86	$3.30	$3.26	$12.70	$6.36
Diluted earnings from discontinued operations					10.60
Total diluted earnings	$2.86	$3.30	$3.26	$12.70	$16.96
Cash dividends declared per common share	$1.25	$1.25	$1.15	$4.90	$4.60
Effective tax rate from continuing operations (b)	21.5%	17.8%	17.0%	18.1%	12.4%
PERFORMANCE RATIOS
Net interest margin (c)	2.27%	2.27%	2.32%	2.29%	2.53%
Noninterest income to total revenue	44%	45%	42%	45%	41%
Efficiency (d)	74%	69%	64%	68%	61%
Return on:
Average common shareholders' equity	9.61%	10.95%	11.16%	10.78%	15.21%
Average assets	0.92%	1.06%	1.24%	1.09%	1.68%
(a)Dividends are payable quarterly other than Series R and Series S preferred stock, which are payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020 were $22 million, $22 million and $17 million, respectively. The taxable equivalent adjustments to net interest income for the twelve months ended December 31, 2021 and December 31, 2020 were $74 million and $75 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31	September 30	December 31
	2021	2021	2020
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$558,448	$553,515	$466,679
Loans (a)	$288,372	$290,230	$241,928
Allowance for loan and lease losses	$4,868	$5,355	$5,361
Investment securities	$132,962	$125,606	$88,799
Total deposits	$457,278	$448,902	$365,345
Borrowed funds (a)	$30,784	$33,471	$37,195
Total shareholders' equity	$55,695	$56,259	$54,010
Common shareholders' equity	$50,685	$51,250	$50,493
Accumulated other comprehensive income	$409	$1,079	$2,770
Book value per common share	$120.61	$121.16	$119.11
Tangible book value per common share (non-GAAP) (b)	$94.11	$94.82	$97.43
Period end common shares outstanding (in millions)	420	423	424
Loans to deposits	63%	65%	66%
Common shareholders' equity to total assets	9.1%	9.3%	10.8%
CLIENT ASSETS (billions)
Discretionary client assets under management	$192	$183	$170
Nondiscretionary client assets under administration	175	170	154
Total client assets under administration	367	353	324
Brokerage account client assets	83	81	59
Total client assets	$450	$434	$383
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	10.2%	10.3%	12.2%
Common equity Tier 1 fully implemented (e)	10.0%	10.0%	11.8%
Tier 1 risk-based	11.5%	11.6%	13.2%
Total capital risk-based (f)	13.4%	13.6%	15.6%
Leverage	8.2%	8.2%	9.5%
Supplementary leverage	6.9%	7.0%	9.9%
ASSET QUALITY
Nonperforming loans to total loans	0.86%	0.87%	0.94%
Nonperforming assets to total loans, OREO and foreclosed assets	0.87%	0.88%	0.97%
Nonperforming assets to total assets	0.45%	0.46%	0.50%
Net charge-offs to average loans (for the three months ended) (annualized)	0.17%	0.11%	0.37%
Allowance for loan and lease losses to total loans	1.69%	1.85%	2.22%
Allowance for credit losses to total loans (g)	1.92%	2.07%	2.46%
Allowance for loan and lease losses to nonperforming loans	196%	212%	235%
Total delinquencies (in millions) (h)	$1,985	$1,469	$1,363
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2021 Form 10-Qs included, and our 2021 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 17 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 15 for additional information. The ratios as of December 31, 2021 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(f)The 2021 and 2020 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $20 million and $40 million, respectively, that are subject to a phase-out period that runs through 2021.
(g)Excludes allowances for investment securities and other financial assets.
(h)Total delinquencies represent accruing loans more than 30 days past due. Amounts as of September 30, 2021 have been revised to align the methodology of acquired residential real estate loans attributable to BBVA to PNC's methodology, which resulted in an increase of $73 million as of September 30, 2021. This change was made as a result of the conversion of bank systems completed in October 2021.
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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As of January 1, 2020, the 2019 Tailoring Rules became effective for PNC. The most significant changes involve PNC's election to exclude specific accumulated other comprehensive income items from common equity Tier 1 capital and higher thresholds used to calculate common equity Tier 1 capital deductions. Effective January 1, 2020, PNC must deduct from common equity Tier 1 capital investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets (in each case, net of associated deferred tax liabilities) to the extent such items individually exceed 25% of the institution's adjusted common equity Tier 1 capital.
PNC's regulatory risk-based capital ratios in 2021 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
During 2020, regulators adopted a final rule permitting banks that have adopted the CECL standard to delay for two years CECL's full impact on regulatory capital, relative to the incurred loss methodology's impact on regulatory capital, followed by a three year transition period. PNC elected to adopt this optional five-year transition provision effective as of March 31, 2020. See the table below for the September 30, 2021, December 31, 2020 and estimated December 31, 2021 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the December 31, 2021 and September 30, 2021 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III (a)
	December 31 2021 (estimated) (b)	September 30 2021 (b)	December 31 2020 (b)	December 31, 2021 (Fully Implemented) (estimated) (c)	September 30, 2021 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$51,243	$51,228	$48,958	$50,277	$50,171
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(11,136)	(11,142)	(9,193)	(11,136)	(11,142)
All other adjustments	(43)	(48)	(30)	(48)	(53)
Basel III Common equity Tier 1 capital	$40,064	$40,038	$39,735	$39,093	$38,976
Basel III standardized approach risk-weighted assets (d)	$391,099	$389,911	$326,772	$391,194	$389,887
Basel III Common equity Tier 1 capital ratio	10.2%	10.3%	12.2%	10.0%	10.0%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The December 31, 2021 and September 30, 2021 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Pretax Pre-Provision Earnings (non-GAAP) Pretax Pre-Provision Earnings Excluding Integration Costs (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2021	2021	2021	2020
Income from continuing operations before income taxes and noncontrolling interests	$1,663	$1,813	$6,988	$3,429
Provision for (recapture of) credit losses	(327)	(203)	(779)	3,175
Pretax pre-provision earnings (non-GAAP)	$1,336	$1,610	$6,209	$6,604
Integration costs	438	243	798	7
Pretax pre-provision earnings excluding integration costs (non-GAAP)	$1,774	$1,853	$7,007	$6,611

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income from continuing operations before income taxes and noncontrolling interests to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Pretax pre-provision earnings excluding integration costs is a non-GAAP measure and is based on adjusting pretax pre-provision earnings to exclude integration costs during the period. We believe that pretax, pre-provision earnings excluding integration costs is a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Adjusted Diluted Earnings per Common Share Excluding Integration Costs (non-GAAP)	Three months ended
	December 31	Per Common	September 30	Per Common	December 31	Per Common
Dollars in millions, except per share data	2021	Share	2021	Share	2020	Share
Net income from continuing operations attributable to common shareholders	$1,220		$1,416		$1,393
Dividends and undistributed earnings allocated to nonvested restricted shares	(6)		(8)		(6)
Net income from continuing operations attributable to diluted common shareholders	$1,214	$2.86	$1,408	$3.30	$1,387	$3.26
Integration costs after tax (a)	346	0.82	192	0.45	6	0.01
Adjusted net income from continuing operations attributable to diluted common shareholders excluding integration costs (non-GAAP)	$1,560	$3.68	$1,600	$3.75	$1,393	$3.27
Average diluted common shares outstanding (in millions)	424		426		426

	Year ended
	December 31	Per Common	December 31	Per Common
Dollars in millions, except per share data	2021	Share	2020	Share
Net income from continuing operations attributable to common shareholders	$5,436		$2,729
Dividends and undistributed earnings allocated to nonvested restricted shares	(27)		(13)
Net income from continuing operations attributable to diluted common shareholders	$5,409	$12.70	$2,716	$6.36
Integration costs after tax (a)	630	1.48	6	0.01
Adjusted net income from continuing operations attributable to diluted common shareholders excluding integration costs (non-GAAP)	$6,039	$14.18	$2,722	$6.37
Average diluted common shares outstanding (in millions)	426		427
(a)Statutory tax rate of 21% used to calculate impacts.

The adjusted diluted earnings per common share excluding integration costs is a non-GAAP measure and excludes the integration costs related to the BBVA USA acquisition. It is calculated based on adjusting net income from continuing operations attributable to diluted common shareholders by removing post-tax integration costs in the period. We believe this non-GAAP measure serves as a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Tangible Book Value per Common Share (non-GAAP)
	December 31	September 30	December 31
Dollars in millions, except per share data	2021	2021	2020
Book value per common share	$120.61	$121.16	$119.11
Tangible book value per common share
Common shareholders' equity	$50,685	$51,250	$50,493
Goodwill and other intangible assets	(11,406)	(11,419)	(9,381)
Deferred tax liabilities on goodwill and other intangible assets	270	277	188
Tangible common shareholders' equity	$39,549	$40,108	$41,300
Period-end common shares outstanding (in millions)	420	423	424
Tangible book value per common share (non-GAAP)	$94.11	$94.82	$97.43
Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2021	2021	2021	2020
Net interest income	$2,862	$2,856	$10,647	$9,946
Taxable-equivalent adjustments	22	22	74	75
Net interest income (Fully Taxable-Equivalent - FTE)	$2,884	$2,878	$10,721	$10,021

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable equivalent net interest income is only used for calculating net interest margin and net interest income shown elsewhere in this presentation is GAAP net interest income.

Efficiency Ratio Excluding Integration Costs (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2021	2021	2021	2020
Noninterest expense	$3,791	$3,587	$13,002	$10,297
Integration expense	(391)	(235)	(733)	(7)
Noninterest expense excluding integration expense (non-GAAP)	$3,400	$3,352	$12,269	$10,290

Total revenue	$5,127	$5,197	$19,211	$16,901
Integration costs - contra revenue	(47)	(8)	(65)
Total revenue excluding integration costs - contra revenue (non-GAAP)	$5,174	$5,205	$19,276	$16,901

Efficiency ratio (a)	74%	69%	68%	61%
Efficiency ratio excluding integration costs (non-GAAP) (b)	66%	64%	64%	61%
(a)Calculated as noninterest expense divided by total revenue.
(b)Calculated as noninterest expense excluding integration expense divided by total revenue excluding integration costs - contra revenue.

The efficiency ratio excluding integration costs is a non-GAAP measure and excludes the integration costs related to the BBVA USA acquisition. It is calculated based on adjusting the efficiency ratio calculation by excluding integration costs during the period from noninterest expense and total revenue. We believe that this non-GAAP measure is a useful tool for the purpose of evaluating PNC's results. The exclusion of integration costs increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC's revenue and expenses that are core to our business operations and expected to recur over time.

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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 19
Cautionary Statement Regarding Forward-Looking Information
We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.
Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of tariffs and other trade policies of the U.S. and its global trading partners,
–The length and extent of the economic impacts of the COVID-19 pandemic,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our view that:
–The U.S. economy is in an economic recovery, following a very severe but very short economic contraction in the first half of 2020 due to the COVID-19 pandemic and public health measures to contain it.
–COVID-19 variants and supply chain difficulties were drags on economic growth in the second half of 2021. Growth picked up towards the end of 2021 and supply chains will begin to normalize and will remain solid into 2022. Employment in December 2021 was still down by more than 3 million from before the pandemic; PNC expects employment to return to its pre-pandemic level in mid-2022.
–Compared to the spring of 2020 (when prices were falling), inflation accelerated in the second half of 2021 due to strong demand in specific segments and supply chain disruptions. Inflation remains high but should slow somewhat in 2022 as reopening-related imbalances between supply and demand fade.
–PNC expects the Federal Open Market Committee (FOMC) to keep the fed funds rate in its current range of 0.00 to 0.25 percent until May 2022. The FOMC will gradually increase the fed funds rate through the rest of 2022 and into 2023.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

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PNC Reports Full Year 2021 Net Income of $5.7 Billion, $12.70 Diluted EPS or $14.18 As Adjusted – Page 20
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our acquisition of BBVA USA Bancshares, Inc. presents us with risks and uncertainties related to the integration of the acquired business into PNC including:
–The business of BBVA USA Bancshares, Inc. going forward may not perform as we project or in a manner consistent with historical performance. As a result, the anticipated benefits, including estimated cost savings, of the transaction may be significantly more difficult or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events, including those that are outside of our control.
–The integration of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, with that of PNC and PNC Bank may be more difficult to achieve than anticipated or have unanticipated adverse results. Our ability to integrate BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, successfully may be adversely affected by the fact that this transaction results in us entering several geographic markets where we did not previously have any meaningful presence.

▪In addition to the BBVA USA Bancshares, Inc. transaction, we grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2020 Form 10-K and in our subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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